Exhibit 99.1

Federal-Mogul Signs Definitive Agreement to Purchase

Significant Portion of Honeywell Friction Business

Acquisition expands global reach in Federal-Mogul’s core business of brake friction materials

Bad Camberg, Germany, January 7, 2014...Federal-Mogul Corporation today announced that its European subsidiaries entered into a definitive purchase agreement to acquire certain business assets of the Honeywell automotive and industrial brake friction business including two recently established manufacturing facilities in China and Romania. Honeywell Friction Material business is headquartered in Glinde, Germany and employs over 2,000 associates globally. The transaction is subject to customary approvals from regulatory authorities and other stakeholders where required. The parties anticipate closing the transaction during the second half of 2014.

“This acquisition accelerates Federal-Mogul’s long-term strategy to strengthen its core product lines, including its global friction portfolio for both original equipment and aftermarket customers. We believe this transaction will generate significant synergies which will create substantial value for all stakeholders,” stated Carl C. Icahn, Chairman of the Board of Federal-Mogul.

“Honeywell’s recognized braking technology and its restructured manufacturing footprint make the acquisition a solid addition to our existing global friction business,” stated Kevin Freeland, CEO, Federal-Mogul Vehicle Components. “We expect to combine the Federal-Mogul and Honeywell brake businesses to realize significant synergies in all elements of the business. Our customers in all segments and regions will benefit from the transaction as we will be able to provide them with the best of both companies.”

The Honeywell business will substantially strengthen the manufacturing and engineering technology footprint of Federal-Mogul’s brake platform with enhanced manufacturing capacity and capability. The combined business will better serve global customers, both OE and aftermarket, with cost-competitive and innovative leading-edge solutions.

Federal-Mogul today supplies an extensive line of automotive and heavy-duty original equipment and aftermarket brake components. The company sells the Wagner®, Ferodo® and Necto® brake friction product lines in the global automotive aftermarket. Federal-Mogul is among the first brake friction companies to offer low- and zero-copper brake formulations for original equipment customers, and recently launched low copper brake pads in the aftermarket as well.

About Federal-Mogul

Federal-Mogul Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business segments, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors. Federal-Mogul’s Powertrain segment designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications. Federal-Mogul’s Vehicle Components segment sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nural®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo® and Wagner® brake products.

Federal-Mogul was founded in Detroit in 1899. The company employs 44,500 people in 34 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company’s original equipment and aftermarket segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

Contacts:

Jim Burke (USA)	Ursula Hellstern (Germany)	Jane Yuan (China)
+1 248 354 4530	+49 611 201 9190	+86 21 6182 7515
Jim.Burke@federalmogul.com	Ursula.Hellstern@federalmogul.com	Jane.Yuan@federalmogul.com

# # #